Exhibit 99.1

Press Release June 18, 2020	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Provides Second Quarter 2020 Earnings Guidance

FORT WAYNE, INDIANA, June 18, 2020 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided second quarter 2020 earnings guidance in the range of $0.29 to $0.33 per diluted share. Excluding the impact from the following items, the company expects second quarter 2020 adjusted earnings to be in the range of $0.40 to $0.44 per diluted share:

▪	Additional financing costs related to the company’s June 2020 refinancing activities of approximately $25 million, or $0.08 per diluted share, and
▪	Start-up costs (net of capitalized interest) associated with the construction of the company’s Sinton Texas Flat Roll Steel Mill of approximately $10 million, or $0.03 per diluted share.

Comparatively, the company’s sequential first quarter 2020 earnings were $0.88 per diluted share and prior year second quarter earnings were $0.87 per diluted share.

“I could not be prouder of the Steel Dynamics team,” said Mark D. Millett, President and Chief Executive Officer. “The operating, commercial, and financial teams have come together to deliver strong results within the current unprecedented health and economic environment. We are operating safely, providing ongoing customer support, and taking advantage of long-term financing opportunities. Even though our second quarter 2020 earnings are expected to be significantly lower than our robust sequential first quarter, the results are tremendous given the circumstances. Our commercial teams and downstream manufacturing businesses are helping us maintain higher steel production utilization rates, and our metals recycling platform is ensuring our steel mills are receiving the required raw materials. Our commitment is to the safety of our teams, families, communities and to meet the needs of our customers. Our culture and our business model continue to differentiate our performance from the rest of the industry.”

Second quarter 2020 earnings from the company’s steel operations is expected to be significantly lower than sequential first quarter results, due to lower shipments and selling values as a result of the temporary closures of numerous steel consuming businesses in response to the coronavirus (COVID-19) pandemic. Domestic automotive producers and the related supply chain idled operations beginning in March and have just recently begun restarting production. However, construction related steel demand has been steadier than industrial manufacturing throughout the second quarter.

As domestic manufacturing slowed and states issued shelter-in-place mandates, scrap supply and collection declined. In addition, significantly lower domestic steel production resulted in weak scrap demand. As a result, the company’s metals recycling operations are expected to record an operating loss for the second quarter 2020.

As states begin to reopen and steel consuming businesses resume operations, the company anticipates steel and recycled scrap volumes will improve. The company believes trade protections that are already in place will continue to limit the amount of unfairly traded steel products coming into the United States, providing additional support for domestic steel mill utilization.

The customer order backlog for the company’s steel fabrication platform is strong and customers remain constructive concerning non-residential construction projects. At this time, the company has not seen widespread project delays or cancellations. Second quarter 2020 earnings from the company’s steel fabrication operations are expected to be on pace with strong sequential first quarter results.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking," subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not a guarantee of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) the effects of pandemics or other health issues, such as the recent novel coronavirus outbreak (COVID-19); (3) cyclical and changing industrial demand; (4) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, energy, and other steel-consuming industries; (5) fluctuations in the cost of key raw materials and supplies (including steel scrap, iron units, zinc, graphite electrodes, and energy costs) and our ability to pass on any cost increases; (6) the impact of domestic and foreign imports, including trade policy, restrictions, or agreements; (7) unanticipated difficulties in integrating or starting up new, acquired or planned businesses or assets; (8) risks and uncertainties involving product and/or technology development; and (9) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact: Tricia Meyers, Investor Relations Manager— +1.260.969.3500